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PROSPECTUS TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on September 24, 2004

Registration No. 333-116543

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

deCODE genetics, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3326704 (I.R.S. Employer Identification No.)

Sturlugata 8
IS-101 Reykjavik, Iceland
+354-570-1900
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Lance Thibault
Chief Financial Officer
deCODE genetics, Inc.
1000 Winter Street, Suite 3100
Waltham, MA 02451
(781) 466-8833
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy To:

Marsha E. Novick, Esq.
Stevens & Lee, P.C.
600 College Road East
Princeton, New Jersey 08540
(609) 243-9111

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Share	Proposed maximum aggregate offering price	Amount of registration fee

3.5% Senior Convertible Notes due 2011	$150,000,000	100%	$150,000,000	$19,005(1)

Common Stock, $.001 Par Value per share	10,714,286(2)	n/a	n/a	n/a

(1)
Calculated in accordance with Rule 457(o) of the Securities Act and previously paid.

(2)
This number represents the number of shares of common stock that are initially issuable upon conversion of the 3.5% Senior Convertible Notes due 2011 registered hereby. For purposes of estimating the number of shares of common stock to be included in the registration statement upon conversion of the notes, deCODE genetics, Inc. calculated the number of shares issuable upon conversion of the notes based on a conversion rate of 71.4286 shares per $1,000 principal amount of the notes. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the notes, by means of adjustment to the conversion price applicable thereto. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of common stock issuable upon exercise of the conversion privilege.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 24, 2004

deCODE genetics, Inc.

3.5% Senior Convertible Notes Due 2011
and
Shares of Common Stock Issuable Upon Conversion of the Notes

        This prospectus relates to $150,000,000 in aggregate principal amount of our 3.5% Senior Convertible Notes due 2011 and 10,714,286 shares of our common stock that are initially issuable upon conversion of the notes, plus an indeterminate number of shares as may become issuable upon conversion as a result of adjustments to the conversion rate. The notes were originally issued and sold by deCODE genetics, Inc. in a private placement on April 14, 2004. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of the notes.

        We will not receive any proceeds from the sale of the notes or shares of common stock issuable upon conversion of the notes by any of the selling securityholders. Holders of the notes or the shares of our common stock issuable upon conversion of the notes may offer the notes or the common stock for sale at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

        Interest on the notes is payable on April 15 and October 15 of each year, commencing on October 15, 2004. The notes are convertible at any time prior to the close of business on the business day prior to the maturity date of the notes, unless previously redeemed or repurchased, into 71.4286 shares of our common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances. This rate results in an initial conversion price of $14.00 per share.

        On or after April 20, 2009, we may at our option redeem the notes, in whole or in part, at 100% of the principal amount plus any accrued and unpaid interest to the redemption date. In the event of a change in control (as defined in this prospectus) of deCODE genetics, Inc., each holder of notes may require us to repurchase the notes at 100% of the principal amount of the notes plus accrued and unpaid interest.

        Our common stock is listed on The Nasdaq Stock Market under the symbol "DCGN." The closing sales price of the common stock on September 17, 2004 was $7.70 per share.

        The notes originally issued in the private placement are eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to list the notes on any national securities exchange.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September     , 2004.

PROSPECTUS TABLE OF CONTENTS

i

IMPORTANT NOTICE TO READERS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer notes or shares of our common stock owned by them. Each time the selling securityholders offer notes or common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" for more information.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any document incorporated by reference in this prospectus is accurate only as of the date on the front cover of the applicable document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

        In this prospectus, references to "deCODE", "we", "us" and "our" refer to deCODE genetics, Inc., our wholly owned subsidiary, Islensk erfdagreining ehf., and its wholly owned subsidiaries, including Encode ehf., an Icelandic private limited company. After the closing of the acquisition of MediChem Life Sciences Inc. (MediChem) on March 18, 2002 we, us and our also refers to MediChem, a wholly owned subsidiary of deCODE genetics, Inc., and to MediChem's wholly owned subsidiaries, including deCODE BioStructures, Inc.. Dollar amounts are in thousands except share and per share amounts, unless otherwise noted.

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements relate to future events or our future financial performance. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology. Without limiting the broader description of forward looking statements above, we specifically note that statements regarding our ability to locate and identify genes in the future, our ability to develop and the timelines for marketing therapeutics, diagnostics and pharmacogenomic products, and our ability to maintain and establish collaborative arrangements are forward-looking statements. We cannot assure you that our expectations and assumptions will prove to be correct. These statements reflect our then current views and are based upon certain assumptions. Actual results could differ materially from those anticipated as a result of a number of factors, including uncertainty regarding our patent and patent rights, competitive factors, technological changes, general economic conditions, and those factors discussed under the heading "Risk Factors" in this prospectus and in other documents we may file with the Securities and Exchange Commission. We do not intend to update or revise any forward-looking statements, whether as a result of future events, new information or otherwise, except to the extent that the reports we are required to file under the Exchange Act, contain such updates or revisions. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus that we believe would cause our actual results to differ materially from the forward-looking statements that we make.

ii

PROSPECTUS SUMMARY

        This summary provides an overview of selected information and does not contain all of the information you should consider. Before making an investment decision, you should carefully read the entire prospectus, including the financial data and information contained in the documents incorporated by reference herein and the "Risk Factors" section.

Our Company

        We are a population genetics company developing therapeutics, diagnostics and pharmacogenomic products using our comprehensive proprietary genetics and healthcare information derived from our work with the Icelandic population. Our population approach and resources have enabled us to isolate genes directly involved in the development of many of the diseases which pose significant challenges to public health. We are focused on utilizing these findings to develop a pipeline of products which we believe will be able to combat the causes of disease, not just the signs and symptoms. As of the end of 2003, we had identified fifteen genes involved in eleven common diseases and located genes involved in a total of more than thirty common diseases. Of these fifteen genes, eight have progressed into drug discovery and development. Along with our in-house programs in drug discovery and DNA-based diagnostic development, we are also engaged in corporate alliances with, among others, F. Hoffman-LaRoche (Roche) and Merck & Co., Inc. (Merck).

        We are pursuing the commercial development of our gene- and drug-target discovery programs through the development and marketing of drugs, DNA-based diagnostics and pharmacogenomic tests. Our principal strategy is to apply our own resources to turn discoveries in our proprietary projects into therapeutic or diagnostic products and to develop, under certain circumstances, our own marketing capabilities. In selected programs, we plan to: license our discoveries to others who will be required to pay us royalties on sales of any products developed using the results of our gene discovery programs; enter into collaborative arrangements for the late-stage development and marketing of products we have developed; and license from other companies compounds developed for indications other than those we seek to pursue but that address targets we have identified.

        Our primary focus is on the discovery and commercialization of therapeutics designed against targets identified in our population-based gene discovery work. Our most advanced drug discovery programs are in myocardial infarction (heart attack) and peripheral arterial occlusive disease (PAOD). Our lead compound, DG031, which we recently in-licensed from Bayer HealthCare AG (Bayer), is under development for the prevention of myocardial infarction. In April 2004, we began a Phase II clinical trial of this compound for the reduction of serum indicators of cardiovascular inflammation. Our drug discovery and development program in PAOD is also proprietary to us and we expect to file our investigational new drug application (IND) for PAOD in late 2004.

        Through the discovery of key genes and genetic markers, we are developing DNA-based diagnostics that can gauge individual predisposition to a given disease. Utilizing our integrated population data and genotyping capabilities, we are able to efficiently conduct genome- and population-wide scans for the genetic markers predictive of increased disease risk. In 2001, we established a partnership with Roche Diagnostics to develop and market DNA-based diagnostic tests.

        We are also developing pharmacogenomic tests that analyze genetic markers to identify individuals who are likely to respond favorably or unfavorably to specific drugs. We believe that such tests will become another important element in the realization of personalized medicine and a standard part of the prescription process. An example of our work in this area is our recent alliance with Merck in which we will conduct information-rich clinical trials on a range of Merck's developmental compounds. Based on the information-rich clinical trials concept, we will use our population genetics resources to select optimal cohorts for clinical trials and choose which biological or genetic markers are the best measures of patient responsiveness to the drug being tested. By using our population genetics capabilities and expertise in pharmacogenomic analysis, we believe we will enhance and complement Merck's ongoing clinical development process.

        In addition to conducting work on our targets in our collaborative and internal programs, our pharmaceuticals group provides drug discovery work for our fee-for-service customers. Our other offerings include protein crystallization products and contract services, and services related to pharmacogenomics, clinical trials and genotyping.

        In Iceland, we have comprehensive population resources that enable our scientists to efficiently conduct genome- and population-wide scans to identify key genes and gene variations contributing to complex diseases. These include a computerized genealogy database covering the entire Icelandic population and going back as far as 1,100 years to the settlement of the country; genotypic and disease data from more than 100,000 volunteer participants in more than 50 different disease programs; one of the highest-throughput genotyping facilities in the world; and statistical algorithms and computer programs for rapidly analyzing data from large numbers of individuals to identify genetic factors that correlate with disease.

        We were incorporated in Delaware in 1996. Our internet address is www.decode.com. Our principal executive offices are located at Sturlugata 8, Reykjavik, Iceland, and our telephone number is +011-354-570-1900.

The Offering

Securities Offered	$150 million aggregate principal amount of 3.5% Senior Convertible Notes due April 15, 2011, and 10,714,286 shares of our common stock, $0.001 par value per share, issuable upon conversion of the notes.
Maturity	April 15, 2011, unless earlier converted or redeemed by us at our option or repurchased by us at your option.
Interest Rate	3.5% per year. Interest will be payable semiannually in arrears on April 15 and October 15 of each year, commencing October 15, 2004. The initial interest payment will include accrued interest from April 14, 2004.
Conversion Rights	Holders may convert their notes into our common stock at any time prior to the close of business on the business day prior to the maturity date of the notes, unless previously redeemed or repurchased, at a conversion price of $14.00 per share (equal to a conversion rate of approximately 71.4286 shares per $1,000 principal amount of notes), subject to adjustment as described under "Description of Notes—Conversion Rights."
Optional Redemption of Notes at Our Option	We may redeem all or a portion of the notes for cash at any time on or after April 20, 2009, at 100% of the principal amount plus accrued interest. We will therefore be required to make at least ten interest payments on the notes before being able to redeem any notes. See "Description of Notes—Optional Redemption by deCODE."
Sinking Fund	None.
Change of Control Put Right	Upon a change of control of deCODE, each holder may require us to repurchase for cash all or a portion of its notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the repurchase date. See "Description of Notes—Repurchase at Option of Holders Upon a Change of Control."
Events of Default	If there is an event of default on the notes, the principal amount of the notes plus accrued and unpaid interest to the date of acceleration may be declared immediately due and payable subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving deCODE.
Use of Proceeds	All of the notes and the shares of our common stock issuable upon conversion of the notes are being sold by the selling securityholders or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the notes or the shares of our common stock issuable upon conversion of the notes. See "Use of Proceeds."

DTC Eligibility	The notes were issued in book-entry form and are represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company in New York, New York ("DTC"). Beneficial interests in the notes are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for definitive securities, except in limited circumstances. See "Description of Notes—Form, Denomination and Registration."
Registration Rights	Pursuant to a registration rights agreement, we have filed a shelf registration statement, of which this prospectus is a part with respect to the resale of the notes and the common stock issuable upon conversion of the notes. See "Description of Notes—Registration Rights."
Absence of a Public Market for the Notes	The notes are new securities. We cannot assure you that any active or liquid market will develop for the notes. See "Risk Factors—If an active trading market for the notes does not develop, then the market price of the notes may decline or you may not be able to sell your notes."
Trading	The notes originally issued in the private placement are eligible for trading on the PORTAL Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market.
Trading Symbol for our Common Stock	Our common stock is traded on The Nasdaq Stock Market under the symbol "DCGN."

RATIO OF EARNINGS TO FIXED CHARGES

        Since our earnings were insufficient to cover fixed charges for each of the years in the five-year period ended December 31, 2003 and the six-month period ended June 30, 2004, we are unable to provide a ratio of earnings to fixed charges for each such period. The following table sets forth the dollar amount (in thousands) of the additional earnings that we would have had to generate in each period to achieve a 1:1 coverage ratio:

	Six Months Ended June 30 2004	Fiscal Year Ended December 31,
		2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges (Coverage Deficiency)(1)	$(25,315)	$(35,123)	$(131,761)	$(51,985)	$(30,624)	$(23,302)

(1)
For the purpose of these calculations, "earnings" consist of our loss from continuing operations before income taxes, cumulative effect of accounting changes, equity in net loss of affiliate and fixed charges. "Fixed charges" consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense deemed by us to be representative of the interest factor of rental payments under leases.

RISK FACTORS

        You should carefully consider the risks described below before investing in the notes or the common stock issuable upon conversion of the notes. The risks described below are not the only ones facing deCODE. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes.

Risks Related to Our Business

We may not successfully develop or derive revenues from any products.

        We use our technology and research capabilities primarily to identify genes or gene fragments that are responsible for certain diseases, indicate the presence of certain diseases or cause or predispose individuals to certain complex diseases. Although we have identified genes that we believe are likely to cause certain diseases, we may not be correct and may not be successful in identifying any other similar genes. Many experts believe that some of the diseases we are targeting are caused by both genetic and environmental factors. Even if we identify specific genes that are partly responsible for causing diseases, any gene-based therapeutic or diagnostic products may not detect, prevent, treat or cure a particular disease. Accordingly, even if we are successful in identifying specific genes, our discoveries may not lead to the development of commercial therapeutic or diagnostic products.

        Any pharmaceutical or diagnostic products that we or our collaborators are able to develop will fail to produce revenues unless we:

  •
  establish that they are safe and effective;

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  successfully compete with other technologies and products;

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  ensure that they do not infringe on the proprietary rights of others;

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  establish that they can be manufactured in sufficient quantities at reasonable costs; and

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  can market them successfully.

We may not be able to meet these conditions. We expect that it will be years, if ever, before we will recognize significant revenue from the development of therapeutic or diagnostic products.

        Our informatics products may not meet the needs of potential customers. We have generated little revenue from sales or licenses of informatics products. We cannot assure you that we can successfully develop or commercialize, or that there will be a market for, our informatics products.

If we continue to incur operating losses longer than anticipated, or in amounts greater than anticipated, we may be unable to continue our operations.

        We incurred a net loss of $25.3 million for the six-month period ended June 30, 2004, and had an accumulated deficit of $355.5 million at June 30, 2004. We have never generated a profit and we have not generated revenues except for payments received in connection with our research and development collaborations with Roche, Merck and other collaborations, and from contract services. Our research and development expenditures and general and administrative costs have exceeded our revenue to date, and we expect to spend significant additional amounts to fund research and development in order to enhance our core technologies and undertake product development (including drug development and related clinical trials) and to prepare our informatics products. We do not expect to receive royalties or other revenues from commercial sales of products developed using our technology in the near term. It may be several years before product revenues materialize, if they do at all. As a result, we expect to incur net losses for several years. If the time required to generate product revenues and achieve profitability is longer than we currently anticipate or the level of losses is greater than we currently anticipate, we may not be able to continue our operations.

If our assumption about the role of genes in disease is wrong, we may not be able to develop useful products.

        The products we hope to develop involve new and unproven approaches. They are based on the assumption that information about genes may help scientists to better understand complex disease processes. Scientists generally have a limited understanding of the role of genes in diseases, and few products based on gene discoveries have been developed. Of the products that exist, all are diagnostic products. To date, we know of no therapeutic products based on disease-gene discoveries. If our assumption about the role of genes in the disease process is wrong, our gene discovery programs may not result in products, the genetic data included in our database and informatics products may not be useful to our customers and those products may lose any competitive advantage.

Clinical trials required for our product candidates or the products of our customers and partners are expensive and time consuming, and their outcome is uncertain.

        Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through pre-clinical studies and clinical trials that the product is safe and effective for use in each target indication. Pre-clinical testing and clinical development are long, expensive and uncertain processes. It may take several years to complete testing for a product and failure can occur at any stage of testing. The length of time necessary to complete clinical trials varies significantly and may be difficult to predict. Factors that can cause delay or termination of our clinical trials include:

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  slower than expected patient enrollment due to the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the study, competition with clinical trials for other drug candidates or other factors;

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  lower than expected retention rates of patients in a clinical trial;

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  inadequately trained or insufficient personnel at the study site to assist in overseeing and monitoring clinical trials;

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  delays in approvals or failure to obtain approval from the pertinent review board for studies conducted at sites outside of Iceland;

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  delays in approvals or the failure to obtain approval from the National Bioethics Committee for trials in Iceland;

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  longer treatment time required to demonstrate effectiveness or determine the appropriate product dose;

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  lack of sufficient supply of the product candidate;

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  adverse medical events or side effects in treated patients;

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  lack of effectiveness of the product candidate being tested; and

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  regulatory changes.

        Even if we obtain positive results from pre-clinical or clinical trials for a particular product, we may not achieve the same success in future trials of that product. In addition, some or all of the clinical trials we undertake may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals, which could prevent the creation of marketable products. Our product development costs will increase if we have delays in testing or approvals, if we need to perform more or larger clinical trials than planned or if our trials are not successful. Delays in our clinical trials may harm our financial results and the commercial prospects for our products. Delays or termination of clinical trials that we conduct for our partners or customers may also harm our financial results as payments under these contracts may be delayed, reduced or curtailed.

Because revenues are concentrated, the loss of a significant customer would harm our business.

        Historically, a substantial portion of our revenue has been derived from contracts with a limited number of significant customers. Our largest customer, Roche, accounted for approximately 43% of our consolidated revenue in 2003 and 32% and 33% of consolidated revenue in the three and six-month periods ended June 30, 2004. Revenue under our alliance with Merck accounted for approximately 19% of consolidated revenue in 2003 and 17% and 18% of consolidated revenue in the three and six-month periods ended June 30, 2004. Revenues under the joint development and commercialization agreement with ABG, which was terminated in the fourth quarter of 2002, accounted for 15% of consolidated revenue in the year ended December 31, 2002. The loss of any significant customer may significantly lower our revenues and affect our progression to profitability

If we are not able to obtain sufficient additional funding to meet our capital requirements, we may be forced to reduce or terminate our research and product development programs.

        We have spent substantial amounts of cash to fund our research and development activities and expect to continue to spend substantial amounts for these activities over the next several years. We expect to use cash to collect, generate and analyze genotypic and disease data from volunteers in our disease-gene research programs; to conduct drug discovery and development activities; to continue to develop database and healthcare informatics products; and to continue other research and development activities. Many factors will influence our future capital needs, including:

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  the number, breadth and progress of our discovery and research programs;

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  our ability to attract customers;

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  our ability to commercialize our discoveries and the resources we devote to commercialization;

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  the amount we spend to enforce patent claims and other intellectual property rights, and

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  the costs and timing of regulatory approvals.

        We intend to rely on Roche, Merck and other existing and future collaborators for significant funding of our research efforts. In addition, we may seek additional funding through public or private equity offerings and debt financings. We may not be able to obtain additional financing when we need it or the financing may not be on terms favorable to us or our stockholders. Stockholders' ownership will be diluted if we raise additional capital by issuing equity securities.

        If we raise additional funds through collaborations and licensing arrangements, we may have to relinquish rights to some of our technologies or product candidates, or grant licenses on unfavorable terms. If adequate funds are not available, we would have to scale back or terminate our discovery and research programs and product development.

        The Icelandic parliament enacted legislation in 2002, authorizing the Minister of Finance to provide an Icelandic government guarantee of a convertible bond offering of up to $200 million by us for the purpose of financing our new activities in the area of drug development. To become effective, this legislation must be approved by the European Free Trade Association Surveillance Authority, or ESA, following a notification to ESA by the Minister of Finance. ESA's task is to ensure compatibility with the state aid stipulations of the agreement on the European Economic Area, to which Iceland is a signatory. The ESA began a formal investigation procedure with regard to the proposed state guarantee in 2003. Following completion of the sale of our 3.5% Senior Convertible Notes due 2011 in April,

2004, we advised the Minister of Finance that we did not intend to seek government guaranteed financing pursuant to this legislation. As a result, the Minister of Finance withdrew its notification of the proposed state aid to ESA, which subsequently terminated its review. At this time no action is being take to make the 2002 legislation effective, nor is it likely that such action will be taken in the future.

If we cannot successfully develop a marketing and sales force or maintain suitable arrangements with third parties to market and sell our products, our ability to deliver products may be impaired.

        We currently have no experience in marketing or selling pharmaceutical products. In order to achieve commercial success for any approved product, we must either develop a marketing and sales force, which will require substantial additional funds and personnel, or, where appropriate or permissible, enter into arrangements with third parties to market and sell our products. We might not be successful in developing marketing and sales capabilities. Further, we may not be able to enter into marketing and sales agreements with others on acceptable terms, and any such arrangements, if entered into, may be terminated. If we develop our own marketing and sales capability, it will compete with other companies that currently have experienced, well-funded and larger marketing and sales operations. To the extent that we enter into co-promotion or other sales and marketing arrangements with other companies, revenues will depend on the efforts of others, which may not be successful.

If we cannot successfully form and maintain suitable arrangements with third parties for the manufacturing of the products we may develop, our ability to develop or deliver products may be impaired.

        We have no experience in manufacturing products for commercial purposes and do not have manufacturing facilities. We must either develop such facilities, which will require substantial additional funds, or rely on contract manufacturers for the production of products for development and commercial purposes. The manufacture of our products for clinical trials and commercial purposes is subject to cGMP regulations promulgated by the FDA. In the event that we are unable to develop satisfactory manufacturing facilities or obtain or retain third-party manufacturing for our products, we will not be able to commercialize such products as planned. We may not be able to enter into agreements for the manufacture of future products with manufacturers whose facilities and procedures comply with cGMP and other regulatory requirements. Our current dependence upon others for the manufacture of our products may adversely affect our profit margin, if any, on the sale of future products and our ability to develop and deliver such products on a timely and competitive basis.

Our reliance on the Icelandic population may limit the applicability of our discoveries to certain populations.

        The genetic make-up and prevalence of disease generally varies across populations around the world. Common complex diseases generally occur with a similar frequency in Iceland and other European populations. However, the populations of other nations may be genetically predisposed to certain diseases because of mutations not present in the Icelandic population. As a result, we and our partners may be unable to develop diagnostic and therapeutic products that are effective on all or a portion of people with such diseases. Any difference between the Icelandic population and other populations may have an effect on the usefulness of the Clinical Genome Miner in studying populations outside of Iceland. For our business to succeed, we must be able to apply discoveries that we make on the basis of the Icelandic population to other markets.

If we fail to protect confidential data adequately, we could incur a liability or lose the Icelandic Health Sector Database license.

        Under laws and regulations in force in Iceland, including applicable European laws, directives and regulations, all information on individuals that is used in our population research is anonymized under the protocols and supervision of the Data Protection Authority of Iceland. If any of this data held or generated by us were to become personally identifiable, we would risk losing public support for participation in its research, and could be liable to legal action. Any failure to comply fully with all confidentiality requirements could lead to liability for damages incurred by individuals whose privacy is violated, the loss of our customers and reputation and the loss of the goodwill and participation of the Icelandic population, including healthcare professionals. These eventualities could materially adversely affect our work in Iceland.

        The same general privacy and data protection laws and regulations as well as specific laws and regulations apply to our license to build and operate the Icelandic Health Sector Database, or IHD. Were any data sent to or contained in the IHD to become personally identifiable, we would incur the same risks above and potentially lose our database license.

Some parts of our product development services create a risk of liability from clinical trial participants and the parties with whom we contract.

        Through our wholly owned subsidiary Encode ehf, we conduct clinical trials of products we are developing and contract with drug companies to perform a wide range of services to assist them in bringing new drugs to market. Our services include:

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  supervising clinical trials;

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  data and laboratory analysis;

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  patient recruitment;

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  acting as investigators in conducting clinical trials; and

  •
  engaging in Phase I clinical trials.

        If, in the course of these trials or activities,

  •
  we do not perform our services to contractual or regulatory standards;

  •
  we fail to obtain permission to conduct trials from the National Bioethics Committee of Iceland;

  •
  patients or volunteers suffer personal injury caused by or death from adverse reactions to the test drugs or otherwise;

  •
  there are deficiencies in the professional conduct of the investigators with whom we contract;

  •
  our laboratories inaccurately report or fail to report lab results; or

  •
  our informatics products violate rights of third parties,

then we could be held liable for these eventualities by the drug companies with whom we contract or by study participants. We maintain product liability insurance for claims arising from the use of products we are developing in clinical trials conducted by Encode and are covered by the product liability insurance of the drug companies for whom we provide clinical trial services for claims arising from the use of their products in such trials. Such insurance may be inadequate and in any event would not cover the risk of a customer deciding not to do business with us as a result of poor performance or claims for a customer's financial loss as the result of our failure to perform our contractual obligations properly.

Use of therapeutic or diagnostic products developed as a result of our programs may result in product liability claims for which we have inadequate insurance.

        The users of any therapeutic or diagnostic products developed by us or our collaborators as a result of our discovery or research programs or the use of our database or informatics products may bring product liability claims against us. Except as described above with respect to clinical trials conducted by Encode, we currently do not carry liability insurance to cover such claims. We are not certain that we, or our collaborators will be able to obtain such insurance or, if obtained, that sufficient coverage can be acquired at a reasonable cost. If we cannot protect against potential liability claims, we or our collaborators may find it difficult or impossible to commercialize products.

Increased leverage as a result of our convertible debt may harm our financial condition and results of operations.

        At June 30, 2004, we had $207,949,000 of outstanding debt as reflected in our balance sheet. We may incur additional indebtedness in the future and the notes do not restrict our future issuance of indebtedness. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

  •
  a portion of our cash flow from operations will be dedicated to the payment of any interest required with respect to outstanding indebtedness;

  •
  increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

  •
  depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

        Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to the success of our development and commercialization of new pharmaceutical products, general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are not able to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

  •
  to seek additional financing in the debt or equity markets;

  •
  to refinance or restructure all or a portion of our indebtedness, including the notes;

  •
  to sell selected assets; or

  •
  to reduce or delay planned expenditures on clinical trials, and development and commercialization activities.

        Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

We may be unable to hire and retain the key personnel upon whom our success depends.

        We depend on the principal members of our management and scientific staff, including Dr. Kari Stefansson, Chairman, President and Chief Executive Officer. We have not entered into agreements with any of these people that bind them to a specific period of employment. If any of these people leaves, our ability to conduct our operations may be negatively affected. Our future success also will depend in part on our ability to attract, hire and retain additional personnel. There is intense competition for such qualified personnel and we cannot be certain that we will be able to continue to attract and retain such personnel. Failure to attract and retain key personnel could have a material adverse effect on us.

Currency fluctuations may negatively affect our financial condition.

        We publish our consolidated financial statements in U.S. dollars. Currency fluctuations can affect our financial results because a portion of our cash reserves and our operating costs are in Icelandic kronas. A fluctuation of the exchange rates of the Icelandic krona against the U.S. dollar can thus adversely affect the "buying power" of our cash reserves and revenues. Most of our long-term liabilities are U.S. dollar denominated. However, we may enter into hedging transactions if we have substantial foreign currency exposure in the future. We may have increased exposure as a result of investments or payments from collaborative partners.

Our contracts may terminate upon short notice.

        Many of our contracts for research services are terminable on short notice. This means that our contracts could be terminated for numerous reasons, any of which may be beyond our control such as a reduction or reallocation of a customer's research and development budget or a change in a customer's overall financial condition. The loss of a large contract or multiple smaller contracts, or a significant decrease in revenue derived from a contract, could significantly reduce our profitability and require us to reallocate under-utilized physical and professional resources.

Risks Related to Our Collaborators

We may not be able to form and maintain the collaborative relationships that our business strategy requires and the relationships may lead to disputes over technology rights.

        Our ability to generate revenue growth and become profitable is dependent, in part, upon our ability to enter into additional collaborative arrangements, and upon our ability and that of our collaborative partners to successfully commercialize products incorporating, or based upon, our work.

        We must form research collaborations and licensing arrangements with several partners at the same time in order to execute our business strategy. We currently have a number of collaborative relationships and only three substantial collaborative relationships, including two with Roche. To succeed, we will have to maintain or expand these relationships and establish additional collaborations. There can be no assurance that we will be able to maintain or expand our existing collaborations, enter into future collaborations to develop applications based on existing or future research agreements, sign additional subscribers to our database services, or successfully expand our medicinal chemistry or pharmacogenomics businesses.

        If our collaborations are not successful or if we are not able to manage multiple collaborations successfully, our programs will suffer. If we increase the number of collaborations, it will become more difficult to manage the various collaborations successfully and the potential for conflicts among the collaborators as to rights to the technology and products generated under work conducted with us will increase.

Dependence on collaborative relationships may lead to delays in product development, product defects and disputes over rights to technology.

        We depend on collaborators for the pre-clinical study and clinical development of therapeutic and diagnostic products and for regulatory approval, manufacturing and marketing of any products that result from our technology. Our agreements with collaborators typically allow them significant discretion in electing whether to pursue such activities. We cannot control the amount and timing of resources collaborators will devote to our programs or potential products.

        In addition, our arrangements may place responsibility for key aspects of information technology, product development and marketing on our collaborative partners. If our collaborators fail to perform their obligations, our information technology products could contain erroneous data, design defects, viruses or software defects that are difficult to detect and correct and may adversely affect our revenues and the market acceptance of our products.

        Our collaborators may stop supporting our products or providing services to us if they develop or obtain rights to competing products. Disputes may arise in the future over the ownership of rights to any technology developed with collaborators. These and other possible disagreements between our collaborators and us could lead to delays in the collaborative research, development or commercialization of products. Such disagreements could also result in litigation or require arbitration to resolve.

Risks Related to Our Industry

Concerns regarding the use of genetic testing results may limit the commercial viability of any products we develop.

        Other companies have developed genetic predisposition tests that have raised ethical concerns. It is possible that employers or others could discriminate against people who have a genetic predisposition to certain diseases. Concern regarding possible discrimination may result in governmental authorities enacting restrictions or bans on the use of all, or certain types of, genetic testing. Similarly, such concerns may lead individuals to refuse to use genetic tests even if permissible. These factors may limit the market for, and therefore the commercial viability of, products that our collaborators and/or we may develop.

We may not be able to compete successfully with other companies and government agencies in the development and marketing of product services.

        A number of companies are attempting to rapidly identify and patent genes that cause diseases or an increased susceptibility to diseases. Competition in this field and our other areas of business, including drug discovery and development as well as database services and healthcare informatics, is intense and is expected to increase. We have numerous competitors, including major pharmaceutical and diagnostic companies, specialized biotechnology firms, universities and other research institutions, and other government-sponsored entities and companies providing healthcare information products. Our collaborators, including Roche and Merck, may also compete with us. Many of our competitors, either alone or with collaborators, have considerably greater capital resources, research and development staffs and facilities, and technical and other resources than we do, which may allow them to discover important genes before we do. We believe that a number of our competitors are developing competing products and services that may be commercially successful and that are further advanced in development than our potential products and services. To succeed, we, together with our collaborators, must discover disease-predisposing genes, characterize their functions, develop genetic tests or therapeutic products and related information services based on such discoveries, obtain regulatory and other approvals, and launch such services or products before competitors. Even if we or our collaborators are successful in developing effective products or services, our products and services may not successfully compete with those of our competitors. Our competitors may succeed in developing and marketing products and services that are more effective than ours or that are marketed before ours.

        Competitors have established, and in the future may establish, patent positions with respect to gene sequences related to our research projects. Such patent positions or the public availability of gene sequences comprising substantial portions of the human genome could decrease the potential value of our research projects and make it more difficult for us to compete. We may also face competition from other entities in gaining access to DNA samples used for research and development purposes. Our competitors may also obtain patent protection or other intellectual property rights that could limit our rights, or our customers' ability, to use our technologies or databases, or commercialize therapeutic or diagnostics products. In addition, we face, and will continue to face, intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions and for licenses to proprietary technology.

        We expect competition to intensify as technical advances are made and become more widely known. Our future success will depend in large part on maintaining a competitive position in the genomic field. Others or our rapid technological development may result in products or technologies becoming obsolete before we recover the expenses we incur in developing them.

        Our ability to compete successfully will depend, in part, on our ability, and that of our collaborators, to:

  •
  develop proprietary products;

  •
  develop and maintain products that reach the market first, and are technologically superior to, and more cost effective than, other products on the market;

  •
  obtain patent or other proprietary protection for our products and technologies;

  •
  attract and retain scientific and product development personnel;

  •
  obtain required regulatory approvals; and

  •
  manufacture, market and sell products that we develop.

Changes in outsourcing trends and economic conditions in the pharmaceutical and biotechnology industries could adversely affect our growth.

        Economic factors and industry trends that affect our primary customers, pharmaceutical and biotechnology companies, also affect our business. For example, the practice of many companies in these industries has been to outsource to organizations like us the conduct of genetic research, clinical research, sales and marketing projects and chemistry research and development projects. If these industries reduce their present tendency to outsource those projects, our operations, financial condition and growth rate could be materially and adversely affected. These alliances and arrangements are both time consuming and complex and we face substantial competition in establishing these relationships. In addition, our ability to generate new business could be impaired by general economic downturns in our customers' industries. We have experienced increasing pressure on the part of our customers to reduce expenses, including the use of our services as a result of negative economic trends generally and in the pharmaceutical industry. If pharmaceutical and biotechnology companies discontinue or decrease their usage of our services, including as a result of the slowdown in the overall U.S. economy, our revenues and earnings could be lower than we expect and our revenues may decrease or not grow at historical rates.

If regulatory approvals for products resulting from our gene discovery programs are not obtained, we will not be able to derive revenues from these products.

        Government agencies must approve new drugs and diagnostic products in the countries in which they are to be marketed. We cannot be certain that we can obtain regulatory approval for any drugs or diagnostic products resulting from our gene discovery programs. The regulatory process can take many years and require substantial resources. Because some of the products likely to result from our disease research programs involve the application of new technologies and may be based upon a new therapeutic approach, various government regulatory authorities may subject such products to substantial additional review. As a result, these authorities may grant regulatory approvals for these products more slowly than for products using more conventional technologies. Furthermore, regulatory approval may impose limitations on the use of a drug or diagnostic product.

        After initial regulatory approval, a marketed product and its manufacturer must undergo continuing review. Discovery of previously unknown problems with a product may have adverse effects on our business, financial condition and results of operations, including withdrawal of the product from the market.

        Our success will depend, in part, on the development and marketing of products based upon our research and development. Strict regulatory controls on the clinical testing, manufacture, labeling, supply and marketing of the products will influence our and our partners' ability to successfully manufacture and market therapeutic or diagnostic products. Most countries require a company to obtain and maintain regulatory approval for a product from the relevant regulatory authority to enable the product to be marketed. Obtaining regulatory approval and complying with appropriate statutes and regulations is time-consuming and requires the expenditure of substantial resources.

        Most European countries and the United States have very high standards of technical appraisal and consequently, in most cases, a lengthy approval process for pharmaceutical products. The regulatory approval processes, which usually include pre-clinical and clinical studies, as well as post-marketing surveillance to establish a compound's safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from such studies is susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Delays or rejections may also be encountered based upon changes in drug approval policies in applicable jurisdictions. There can be no assurance that we or our collaborative customers will obtain regulatory approval for any drugs or diagnostic products developed as the result of our gene discovery programs.

Efforts to reduce healthcare costs may reduce market acceptance of our products.

        Our success will depend in part on the price and extent to which we will be paid for our products by government and health administration authorities, private health insurers and other third party payors. Reimbursement for newly approved healthcare products is uncertain. Third party payors, including Medicare in the United States, are increasingly challenging the prices charged for medical products and services. They are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products. We cannot be certain that any third party insurance coverage will be available to patients for any products we discover or develop. If third party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be materially reduced.

        Numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If cost containment efforts limit the profits that can be derived from new drugs, our customers may reduce their research and development spending which could reduce the business they outsource to us.

Our operations involve a risk of injury or damage from hazardous materials, and if an accident were to occur, we could be subject to costly and damaging liability claims, which could have a material adverse effect on our business, financial condition and results of operations.

        Our research and development activities involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with the standards prescribed by applicable governmental regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages or fines that result. Such liability could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Risks Related to Our Intellectual Property

We may not be able to protect the proprietary rights that are critical to our success.

        Our success will depend in part on our ability to protect our genealogy database and genotypic data and any other proprietary databases that we develop and our proprietary software and other proprietary methods and technologies. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary. Our commercial success will depend in part on obtaining patent protection. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including deCODE, are generally uncertain and involve complex legal and factual considerations. We cannot be sure that:

  •
  any of our pending patent applications will result in issued patents;

  •
  that we will develop additional proprietary technologies that are patentable;

  •
  that any patents issued to us or our partners will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties; or

  •
  that the patents of others will not have an adverse effect on our ability to do business.

If we are unable to obtain patent protection for our technology or discoveries, the value of our proprietary resources will be adversely affected.

        In addition, patent law relating to the scope of claims in the area of genetics and gene discovery is still evolving. There is substantial uncertainty regarding the patentability of genes or gene fragments without known functions. The laws of some European countries provide that genes and gene fragments may not be patented. The European Commission has passed a directive that prevents the patenting of genes in their natural state. The U.S. Patent and Trademark Office initially rejected a patent application by the National Institutes of Health on partial genes. Accordingly, the degree of future protection for our proprietary rights is uncertain and, we cannot predict the breadth of claims allowed in any patents issued to us or others. We could also incur substantial costs in litigation if we are required to defend ourselves in patent suits brought by third parties or if we initiate such suits.

        Others may have filed and in the future are likely to file patent applications covering genes or gene products that are similar or identical to our products. We cannot be certain that our patent applications will have priority over any patent applications of others. The mere issuance of a patent does not guarantee that it is valid or enforceable, thus even if we are holding or are granted patents, we cannot be sure that they would be valid and enforceable against third parties. Further, a patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others. Any legal action against us or our partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our partners to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that we or our partners would prevail in any action or that any license required under any patent would be made available on commercially acceptable terms, if at all. If licenses are not available, we or our partners may be required to cease marketing our products or practicing our methods.

        If expressed sequence tags, single nucleotide polymorphisms, or SNPs, or other sequence information become publicly available before we apply for patent protection on a corresponding full-length or partial gene, our ability to obtain patent protection for those genes or gene sequences could be adversely affected. In addition, other parties are attempting to rapidly identify and characterize genes through the use of gene expression analysis and other technologies. If any patents are issued to other parties on these partial or full-length genes or gene products or uses for such genes or gene products, the risk increases that the sale of our or our collaborators' potential products or processes may give rise to claims of patent infringement. The amount of supportive data required for issuance of patents for human therapeutics is highly uncertain. If more data than we have available is required, our ability to obtain patent protection could be delayed or otherwise adversely affected. Even with supportive data, the ability to obtain patents is uncertain in view of evolving examination guidelines, such as the utility and written description guidelines that the U.S. Patent and Trademark Office has adopted.

        While we require employees, academic collaborators and consultants to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques, otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our trade secrets.

Our patent protection for DG03I may provide protection for only a limited term.

        The patents we licensed from Bayer for DG03I expire in 2009 and 2012. While we will seek to obtain one or more use patents protecting our proprietary rights to this compound for a longer period, we cannot be certain that we will obtain such patents or that they will adequately protect us. In addition, although we may seek to extend the term of one of the patents we licensed from Bayer and to obtain marketing exclusivity under the Hatch-Waxman Act, we cannot be certain that we will be successful. If we cannot obtain new patents or extend the term of patent protection under one of the patents we licensed from Bayer, the amount of revenues that we will be able to derive from an approved product based on these patents may be adversely affected.

Risks Related to Our Common Stock and the Notes

Future sales of common stock may dilute our stockholders.

        We may sell common stock from time to time in the future in transactions not covered by this prospectus. If we sell the common stock, stockholders who purchase stock covered by this prospectus may be materially diluted by subsequent sales that are also covered by this prospectus.

The price of our common stock is volatile and the market value of your investment may decrease.

        The market prices for securities of biotechnology and pharmaceutical companies, including ours, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the actual performance of particular companies. In addition to the various risks described elsewhere in this prospectus, the following factors could have an adverse effect on the market price of our common stock:

  •
  fluctuations in our operating results;

  •
  announcement of technological innovations or new therapeutic products by us or others;

  •
  clinical trial results;

  •
  developments concerning agreements with collaborators;

  •
  actual or threatened litigation;

  •
  governmental regulation and/or regulatory actions;

  •
  changes in patent laws;

  •
  developments concerning patent or other proprietary rights;

  •
  public concern as to the safety of drugs developed by us or others;

  •
  future sales of substantial amounts of common stock by existing stockholders; and

  •
  general market conditions and economic and other external factors, including disasters, wars and other crises.

We may issue preferred stock with rights that could affect your rights and prevent a takeover of the business.

        Our board of directors has the authority, without further approval of our stockholders, to fix the rights and preferences, and to issue up to 6,716,666 shares of preferred stock. In addition, Delaware corporate law imposes limitations on certain business combinations. These provisions could, under certain circumstances, delay or prevent a change in control of deCODE and, accordingly, could adversely affect the price of our common stock.

If we pay cash dividends on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

        If we pay a cash dividend on our common stock, and an adjustment to the conversion price results, you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. See "United States Federal Income Tax Consequences—Constructive Dividends."

The price of the notes may fluctuate significantly as a result of the volatility of the price for our common stock.

        Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes.

If we are unable to pay all of our debts, you will receive payment on your notes only if we have funds remaining after we have paid any future secured indebtedness.

        The notes will be unsecured and will be effectively subordinated in right of payment to any future secured indebtedness that we may incur to the extent of the value of the pledged assets. If some or all of our assets are pledged to secure other obligations, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, we may be unable to fulfill our obligations to offer to repurchase the notes upon a change of control.

The notes will effectively be subordinated to the debt of our subsidiaries.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claim of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Furthermore, we are not limited in or prohibited from transferring cash or other assets to our subsidiaries from time to time.

If an active trading market for the notes does not develop, then the market price of the notes may decline or you may not be able to sell your notes.

        The notes comprise a new issue of securities for which there is currently no public market. We issued the notes under an indenture, dated as of April 14, 2004, between us and The Bank of New York, as trustee. The terms of the notes include those provided in the indenture, the notes and the registration rights agreement which we entered into with the initial purchasers. This prospectus contains only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, will define your rights as holders of these notes. You may request copies of these documents at our address set forth above under the caption "Prospectus Summary." We do not intend to list the notes on any national securities exchange or automated quotation system. We do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the price at which you may be able to sell the notes, if at all, may be less than the price you pay for them.

Increased leverage may harm our financial condition and results of operations.

        At June 30, 2004, we had $207,949,000 of outstanding debt as reflected in our balance sheet. We may incur additional indebtedness in the future and the notes do not restrict our future issuance of indebtedness. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

  •
  a portion of our cash flow from operations will be dedicated to the payment of any interest required with respect to outstanding indebtedness;

  •
  increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

  •
  depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

        Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to the success of our development and commercialization of new pharmaceutical products, general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are not able to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

  •
  to seek additional financing in the debt or equity markets;

  •
  to refinance or restructure all or a portion of our indebtedness, including the notes;

  •
  to sell selected assets; or

  •
  to reduce or delay planned expenditures on clinical trials, and development and commercialization activities.

        Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The notes do not contain restrictive covenants, and there is limited protection in the event of a change in control.

        The indenture under which the notes were issued does not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture does not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the notes upon a change of control is limited to the transactions specified in the definition of a "change of control" under "Description of Notes—Repurchase at Option of Holders Upon a Change of Control." Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but would not constitute a change of control. In addition, should a "change of control" occur, no assurance can be given that we will have sufficient funds available to purchase notes which are tendered for repurchase. A failure by us to repurchase tendered notes will constitute an event of default under the indenture.

 RECENT DEVELOPMENTS

Products and Services

        The following summary of the development of our drug candidates in late pre-clinical or clinical development and of our diagnostics program brings up to date the disclosure we made in the business section of our Annual Report on Form 10-K for the year ended December 31, 2003 with respect to the status of our clinical and pre-clinical development pipeline and should be read in conjunction with the disclosures made in the business section of our Annual Report on Form 10-K for the year ended December 31, 2003. Because of uncertainties involved in the drug development process, the actual timing for the events described below may differ materially from that provided in this summary.

  •
  Our most advanced program is DG031 for the prevention of myocardial infarction (MI). We began a Phase IIa trial in Iceland for DG031 in early April of 2004. We completed enrollment in June and expect to conclude the 200 patient trial in September of this year. We have filed an Investigative New Drug Application, or IND, for this compound with the U.S. Food and Drug Administration (FDA) and expect to make similar filings in selected European countries. (We refer to such filings as INDs although the technical name may differ from country to country.) Assuming a positive outcome of the Phase IIa trial, we expect to begin a Phase III trial in the U.S., Iceland and Europe for this compound in the first quarter of 2005.

  •
  DG151746, our second lead program is being developed for the treatment of peripheral arterial occlusive disease (PAOD), a form of atherosclerosis in the lower extremities. The compound is an inhibitor of a G-coupled protein receptor which we have shown in preclinical work to be associated with a significant increase in risk of developing the disease. We anticipate filing an IND by the end of this year for DG151746 and hope to begin a Phase 1 trial for this compound in the U.S. in the first quarter of 2005. We expect the trial will be of 4-8 weeks duration and could be finished in the second quarter of 2005.

  •
  In our stroke program, we expect to file an IND in Iceland in 2005.

  •
  In one of our asthma programs, we expect to make a regulatory filing in Iceland in 2004 to permit us to begin a Phase II trial for DG031 and to commence this trial in early 2005.

  •
  We expect that development work on a DNA-based diagnostic product for osteoporosis under our partnership with Roche Diagnostics will have advanced to the stage where the product could be used in reference laboratories in 2005. The marketing of any products developed under this alliance is in the hands of third party and we can not predict when any products will be marketed.

  •
  In our alliance with Merck for information-rich clinical trials, after a decision not to proceed with a previously selected compound, Merck has identified several possible replacements.

        Risks and uncertainties involved in the development and commercialization of products are described in our Annual Report on Form 10-K for the year ended December 31, 2003 and at "Risk Factors—We may not successfully develop or derive revenues from any products" and "Clinical trials required for our product candidates or the products of our customers and partners are expensive and time-consuming." We expect that it will be several years, if ever, before we receive revenues from the commercial sale of our therapeutic or diagnostic products.

Legal Proceedings

        We understand that since September 1, 2004, several complaints have been filed in the United States District Court for the Southern District of New York against us and our chief executive officer and chief financial officer by a purported class consisting of all persons who purchased our common stock during the period from October 29, 2003 through August 26, 2004 alleging we made misleading statements, misrepresentations and omissions regarding our financial performance, compliance with generally accepted accounting principles and our internal controls. The plaintiffs seek unspecified monetary damages. We have not been served with a complaint or other legal process in any of these actions. We believe that these actions are without merit and intend to defend against them vigorously.

USE OF PROCEEDS

        All of the notes and the shares of our common stock issuable upon conversion of the notes are being sold by the selling securityholders or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the notes or the shares of our common stock issuable upon conversion of the notes.

SELLING SECURITYHOLDERS

        We originally issued the notes in a private placement that closed on April 14, 2004. The initial purchasers of the notes have advised us that any notes they transferred were resold in transactions exempt from the registration requirements of the Securities Act to qualified institutional buyers, as defined in Rule 144A of the Securities Act. Selling securityholders may offer and sell the notes and/or shares of common stock issuable upon conversion of the notes pursuant to this prospectus.

        The following table sets forth information as of September 17, 2004 about the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

        Except as indicated in the table below, the selling securityholders have represented to us that they are not, nor are they affiliated with, a registered broker-dealer.

Name and Address of Selling Securityholder	Principal Amount of Notes Beneficially Owned that May be Sold	Percentage of Notes Outstanding	Number of Underlying Shares of Common Stock that May be Sold(1)	Percentage of Common Stock Outstanding(2)
Allstate Insurance Company(3) 3075 Sanders Rd. Suite G6B Northbrook, IL 60062	2,000,000	1.3%	142,857	*
Aviator Master Fund 599 Lexington Ave. S-2770 New York, NY 10022	2,749,000	1.8%	196,357	*
Aviator Over Seas II 599 Lexington Ave. S-2770 New York, NY 10022	251,000	*	17,928	*
Barclays Global Investors Equity Hedge Fund II(4) c/o Standard Pacific Capital, LLC 101 California St. 36th Floor San Francisco, CA 94111	52,000	*	3,714	*
Basso Multi-Strategy Holding Fund Ltd. c/o M&C Corporate Services Ltd. P.O. Box 309GT Ugland House South Church Street, George Town Grand Cayman, Cayman Islands	2,495,000	*	124,642	*

B.C. McCabe Foundation c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	175,000	*	12,500	*
Commissioners of the Land Office c/o Lord Abbet & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	800,000	*	57,142	*
DBAG London(5) 1251 Avenue of the Americas 26th Floor New York, NY 10020	627,000	*	44,785	*
DKR Saturn Event Driven Holding Fund Ltd. c/o DKR Capital Partners LP 29 Richmond Road Pembroke HM08 Bermuda	4,000,000	2.7%	285,714	*
DKR Saturn Holding Fund Ltd. c/o DKR Capital Partners LP 29 Richmond Road Pembroke HM08 Bermuda	4,000,000	2.7%	285,714	*
DKR SoundShore Strategic Holding Fund Ltd. c/o DKR Capital Partners LP 29 Richmond Road Pembroke HM08 Bermuda	500,000	*	35,714	*
The Drake Offshore Master Fund, Ltd c/o Drake Management 660 Madison Ave, 16th Floor New York, NY 10021	17,000,000	11.33%	1,214,285	2.2%
Fidelity Puritan Trust: Fidelity Balanced Fund(6) 82 Devonshire Street MZ E31C Boston, MA 02109	1,000,000	*	71,428	*
Hourglass Master Trust Fund, Ltd. 505 Park Avenue, 5th Floor New York, NY 10022	4,250,000	2.8%	303,571	*
Intl. Truck & Engine Corp. Non Contributory Retirement Plan Trust c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	1,125,000	*	80,357	*

Intl. Truck & Engine Corp. Retirement Plan for Salaried Employee's Trust c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	975,000	*	69,642	*
JMG Capital Partners, LP c/o JMG Triton Offshore Fund, Ltd. 1999 Avenue of the Stars, Suite 2530 Los Angeles, CA 90067	8,700,000	5.8%	621,428	1.1%
JP Morgan Securities Inc.(7) 500 Stanton Christiana Road Newark, DE 19713	4,573,000	3.0%	326,642	*
KBC Financial Products (Cayman Islands) Ltd.(8) 140 East 45 Street 2 Grand Central Tower 42nd Floor New York, NY 10017-3144	2,500,000	1.7%	178,571	*
KBC Financial Products USA, Inc.(9) 140 East 45 Street 2 Grand Central Tower 42nd Floor New York, NY 10017-3144	3,469,000	2.3%	247,785	*
KeySpan Foundation c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	80,000	*	5,714	*
KeySpan Insurance Company c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	125,000	*	8,928	*
Lehman Brothers, Inc.(10) 745 Seventh Ave. 16th Floor New York, NY 10019	22,000,000	14.7%	1,571,428	2.8%
Lord Abbett Investment Trust—LA Convertible Fund c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	2,125,000	1.4%	151,785	*
Morgan Stanley Convertible Securities Trust(11) 1221 Avenue of the Americas 35th Floor New York, NY 10020	2,000,000	1.3%	142,857	*
National Bank of Canada(12) c/o Putnam Lovell NBF Securities Inc. 65 East 55th Street New York, NY 10022	2,000,000	1.3%	142,857	*

National Fuel & Gas Company Retirement Plan c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	550,000	*	39,285	*
Oxford, Lord Abbett & Co. c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	2,000,000	1.3%	142,857	*
Piper Jaffray & Co.(13) 345 California St. Suite 2200 San Francisco, CA 94104	4,000,000	2.7%	285,714	*
Relay 3 Asset Holding Co. Limited c/o Standard Pacific Capital, LLC 101 California St. 36th Floor San Francisco, CA 94111	25,000	*	1,785	*
Ritchie Beech Trading, Ltd. 505 Park Avenue, 5th Floor New York, NY 10022	750,000	*	53,571	*
Sagamore Hill Hub Fund, Ltd. 10 Glenville Street Third Floor Greenwich, CT 06831	1,000,000	*	71,428	*
Scorpion Offshore Investment Fund, Ltd. c/o Standard Pacific Capital, LLC 101 California Street 36th Floor San Francisco, CA 94111	220,000	*	15,714	*
SP Holdings Ltd. c/o Standard Pacific Capital, LLC 101 California Street 36th Floor San Francisco, CA 94111	55,000	*	3,928	*
Standard Global Equity Partners, L.P. c/o Standard Pacific Capital, LLC 101 California Street 36th Floor San Francisco, CA 94111	812,000	*	58,000	*
Standard Global Equity Partners II, L.P. c/o Standard Pacific Capital, LLC 101 California Street 36th Floor San Francisco, CA 94111	37,000	*	2,642	*
Standard Global Equity Partners SA, L.P. c/o Standard Pacific Capital, LLC 101 California Street 36th Floor San Francisco, CA 94111	442,000	*	31,571	*

Standard Pacific Capital Offshore Fund, Ltd. c/o Standard Pacific Capital, LLC 101 California Street 36th Floor San Francisco, CA 94111	3,195,000	2.1%	221,071	*
Standard Pacific MAC 16 Ltd. c/o Standard Pacific Capital, LLC 101 California Street 36th Floor San Francisco, CA 94111	162,000	*	11,571	*
Sunrise Partners Limited Partnership(14) Two American Lane Greenwich, CT 06836-2571	1,500,000	1.0%	107,142	*
TCW Group, Inc. 865 South Figueroa St. Suite 1800 Los Angeles, CA 90017	3,000,000	2.0%	214,285	*
Tenor Opportunity Master Fund, Ltd. 65 East 55th Street New York, NY 10022	2,200,000	1.5%	157,142	*
Total Fina Elf Finance USA, Inc. c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	320,000	*	22,857	*
Van Kampen Harbor Fund(15) c/o Van Kampen Asset Management 2800 Post Oak Blvd. Houston, TX 77056	3,000,000	2.0%	214,285	*
Vermont Mutual Insurance Company c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	175,000	*	12,500	*
Vicis Capital Master Fund c/o Vicis Capital LLC 25 East 78 Street New York, NY 10021	350,000	*	25,000	*
Victus Capital, LP(16) 25 East 78 Street New York, NY 10021	1,400,000	*	100,000	*
Wachovia Securities International Ltd.(17) 201 S. College St. NC 0601 Charlotte, NC 28288	5,750,000	3.8%	410,714	*
Unnamed holders of notes or any future transferees, pledges, donees or successors of or from any such unnamed holder(18)	29,486,000	19.7%	2,106,142	3.9%

*
Less than 1%.

(1)
Assumes conversion of all of the holder's notes at a conversion rate of 71.4286 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described under "Description of Notes—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on shares of common stock outstanding as of September 17, 2004. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3)
Allstate Insurance Company is an affiliate of AFD, Inc., Allstate Distributors, LLC, ALFS, Inc., Allstate Financial Services, LLC, and Allstate Assurance Company, each a registered broker-dealer. Allstate Insurance Company has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(4)
Barclays Global Investors Equity Hedge Fund II is an affiliate of Barclays Capital, a registered broker-dealer. Barclays Global Investors Equity Hedge Fund II has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(5)
DBAG London is an affiliate of Deutsche Bank Securities, Inc., a registered broker-dealer. DBAG London has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(6)
JP Morgan Securities, Inc. is a registered broker-dealer. JP Morgan Securities, Inc. has represented that it did not obtain the notes held by it as compensation for services.

(7)
Fidelity Puritan Trust: Fidelity Balanced Fund is an affiliate of Fidelity Brokerage Services LLC, National Financial Services, LLC, Fidelity Distributors Corporation, Fidelity Investments Institutional Services Company Inc. and REDIBook ECN LLC, each a registered broker-dealer. Fidelity Puritan Trust: Fidelity Balanced Fund has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(8)
KBC Financial Products (Cayman Islands) Ltd. is an affiliate of KBC Financial Products USA Ltd., a registered broker-dealer. KBC Financial Products (Cayman Islands) Ltd. has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(9)
KBC Financial Products USA, Inc. is a registered broker-dealer. KBC Financial Products USA, Inc. has represented that it did not obtain the notes held by it as compensation for services.

(10)
Lehman Brothers, Inc. is a registered broker-dealer. Lehman Brothers, Inc. has represented that it did not obtain the notes held by it as compensation for services.

(11)
Morgan Stanley Convertible Securities Trust is managed by Morgan Stanley Advisors, which is an affiliate of Morgan Stanley & Co., a registered broker-dealer. Morgan Stanley Convertible Securities Trust has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(12)
National Bank of Canada is an affiliate of Putnam Lovell, a registered broker-dealer. National Bank of Canada c/o Putnam Lovell NBF Securities Inc. has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(13)
Piper Jaffray & Co. is a registered broker-dealer. Piper Jaffray & Co. has represented that it did not obtain the notes held by it as compensation for services.

(14)
Sunrise Partners Limited Partnership is an affiliate of Paloma Securities L.L.C., a registered broker-dealer. Sunrise Partners Limited Partnership has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(15)
Victus Capital, LP is an affiliate of H.C. Wainwright & Co., registered broker-dealer. Victus Capital, LP has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(16)
Van Kampen Harbor Fund is a registered broker-dealer. Van Kampen Harbor Fund has represented that it did not obtain the notes held by it as compensation for services.

(17)
Wachovia Securities International, LTD is a registered broker-dealer. Wachovia Securities International, LTD has represented that it did not obtain the notes held by it as compensation for services. Wachovia Securities International, LTD is also an affiliate of Wachovia Capital Markets LLC, a registered broker-dealer. Wachovia Securities International, LTD has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(18)
Information about other selling securityholders will be set forth in prospectus supplements or amendments to this prospectus, if required.

        We prepared this table based on the information supplied to us by the selling securityholders named in the table, and we have not sought to verify such information. No selling securityholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates (other than, with respect to the initial purchasers, the purchase of the notes from us) during the past three years. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information is presented in the above table. Information about the selling securityholders may change over time. Any changed information supplied to us will be set forth in prospectus supplements or amendments to this prospectus.

        Because the selling securityholders may offer all of some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution." The above table assumes that the selling securityholders do not beneficially own any shares of common stock other than those issuable upon conversion of the notes, and therefore does not reflect any shares of common stock that the selling securityholders may have acquired, or may in the future acquire, through privately negotiated transactions, open market purchases, or by means of any other method of transfer.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

  •
  directly by the selling securityholders, or their pledgees, donees, transferees, or any of their successors in interest (all of whom may be selling security holders); or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and underlying common stock.

        The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        JP Morgan Securities, Inc., KBC Financial Products USA, Inc., Lehman Brothers, Inc., Piper Jaffray & Co., Van Kampen Harbor Fund and Wachovia Securities International, LTD are registered broker dealers. These selling securityholders are deemed underwriters and consequently they have all the responsibilities and liabilities associated with underwriters under the relevant securities laws. None of the notes held by them were received as compensation for services.

        If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The notes and the underlying common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        The selling securityholders may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, including The Nasdaq Stock Market in the case of the common stock, in the over-the-counter market, in privately negotiated transactions or otherwise. The selling securityholders may sell the securities by one or more of the following methods, without limitation:

  •
  block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

  •
  an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  through the writing of options on the securities, whether or not the options are listed on an options exchange;

  •
  through the distribution of the securities by the selling securityholder to its partners, members or stockholders;

  •
  one or more underwritten offerings on a firm commitment or best efforts basis; and

  •
  any combination of any of these methods of sale.

        The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in affecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

        In connection with the sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that, in turn, may sell the notes and the underlying common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell all or a portion of the notes and the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes and the underlying common stock by other means not described in this prospectus, including through pledge, hypothecation or grant of a security interest. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

        Our common stock is listed on The Nasdaq Stock Market under the trading symbol "DCGN." We do not intend to apply for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes originally issued in the private placement are eligible for trading on the PORTAL Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

        The selling securityholders and any other persons participating in the distribution of the notes or underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability to engage in market-making activities with respect to the notes and the underlying common stock.

        Under the registration rights agreement that has been incorporated by reference as an exhibit to this registration statement, we agreed to use our commercially reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of:

  •
  two years after the last date of original issuance of any of the notes;

  •
  the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

  •
  the date when all of the notes and the common stock into which the notes are convertible are registered under the registration statement and disposed of in accordance with the registration statement.

        We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances and subject to certain conditions for a reasonable period not to exceed 60 days in the aggregate in any 90-day period or 120 days in the aggregate in any 360-day month period. During the time periods when the use of this prospectus is suspended, each selling securityholder has agreed not to sell notes or shares of common stock issuable upon conversion of the notes. We also agreed to pay liquidated damages to certain holders of the notes and shares of common stock issuable upon conversion of the notes if the prospectus is unavailable for periods in excess of those permitted.

        Under the registration rights agreement, we and the selling securityholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

        We have agreed to pay all of the expenses incidental to our performance of or compliance with the registration rights agreement, including all registration and filing fees and printing expenses.

DESCRIPTION OF NOTES

        We issued the notes under an indenture, dated as of April 14, 2004, between us and The Bank of New York, as trustee. The terms of the notes include those provided in the indenture, the notes and the registration rights agreement. The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, will define your rights as holders of these notes. You may request copies of these documents at our address set forth above under the caption "Prospectus Summary."

        When we refer to deCODE, "we," "our" or "us" in this section, we refer only to deCODE genetics, Inc., a Delaware corporation, and not its subsidiaries.

Brief Description of the Notes

        The notes are:

  •
  limited to $150 million in aggregate principal amount;

  •
  senior unsecured obligations, ranking equally with all of our existing and future senior unsecured indebtedness and senior in right of payment to any subordinated indebtedness, but as indebtedness of deCODE, the notes will be effectively subordinated to all future secured indebtedness to the extent of the value of the related security and to all existing and future indebtedness and liabilities of our subsidiaries;

  •
  convertible into our common stock at an initial conversion price of $14.00 per share, subject to adjustment as described below under "—Conversion Rights;"

  •
  redeemable at our option in whole or in part beginning on April 20, 2009 upon the terms set forth under "—Optional Redemption by deCODE;"

  •
  subject to repurchase by us at your option if a change of control occurs as set forth below under "—Repurchase at Option of Holders Upon a Change of Control;" and

  •
  due on April 15, 2011, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

        The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional debt or issuing or repurchasing our other securities. In addition, the indenture does not protect you in the event of a highly leveraged transaction or a change in control of deCODE except to the extent described below under "—Repurchase at Option of Holders Upon a Change of Control."

        No sinking fund is provided for the notes. The notes are not subject to defeasance. The notes were issued only in registered form in denominations of $1,000 and integral multiples of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see "—Form, Denomination and Registration."

Interest

        The notes will bear interest from April 14, 2004 at the rate of 3.5% per year. We will pay interest semiannually on April 15 and October 15 of each year to the holders of record at the close of business on the preceding April 1 and October 1, respectively, beginning October 15, 2004. There are two exceptions to the preceding sentence:

  •
  In general, we will not pay accrued and unpaid interest on any note that is converted into our common stock. See "—Conversion Rights—Conversion Procedures."

  •
  We will pay interest to a person other than the holder of record on the relevant record date if we redeem, or holders elect to require us to repurchase, the notes on a date that is after the record date and on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date or repurchase date, as the case may be, to the same person to whom we will pay the principal of those notes.

        We will pay the principal of, interest on, and any additional amounts due in respect of the global notes to DTC in immediately available funds.

        In the event definitive notes are issued, we will pay interest and any additional amount due on:

  •
  definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those notes;

  •
  definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by holder of those notes; and

  •
  at maturity, we will pay the principal of and interest on the definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

        Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Conversion Rights

General

        You may convert any outstanding notes (or portions of outstanding notes) into our common stock, initially at the conversion price of $14.00 per share, equal to a conversion rate of 71.4286 shares per $1,000 principal amount of notes. The conversion price will be subject, however, to adjustment as described below under "—Conversion Price Adjustments." We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash to you in an amount equal to the market value of that fractional share based upon the closing sale price of our common stock on the trading day immediately preceding the conversion date. You may convert notes only in denominations of $1,000 and whole multiples of $1,000.

        You may exercise conversion rights at any time prior to the close of business on the business day prior to the final maturity date of the notes. However, if you are a holder of notes that have been called for redemption, you must exercise your conversion rights prior to the close of business on the second business day preceding the redemption date, unless we default in payment of the redemption price. In addition, if you have exercised your right to require us to repurchase your notes because a change of control has occurred, you may convert your notes into our common stock only if you withdraw your notice and convert your notes prior to the close of business on the business day immediately preceding the change of control repurchase date.

Conversion Procedures

        Except as provided below, if you convert your notes into our common stock on any day other than an interest payment date, you will not receive any interest that has accrued on these notes since the prior interest payment date. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the notes being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the converted notes. That is, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

        If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender such notes for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment date but prior to the corresponding interest payment date, notes that we call for redemption prior to such conversion on a redemption date that is on or prior to the third business day after such interest payment date. Accordingly, if we call your notes for redemption on a date that is after a record date for an interest payment date but on or prior to the third business day after the corresponding interest payment date, and prior to the redemption date you choose to convert your notes, you will receive on the date that has been fixed for redemption the amount of interest you would have received if you had not converted your notes.

        You will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any transfer tax or duties which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than yours. Certificates representing shares of common stock will be issued or delivered only after all applicable transfer taxes and duties, if any, payable by you have been paid.

        To convert interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program.

        To convert a definitive note, you will be required to:

  •
  complete the conversion notice on the back of the note (or a facsimile of it);

  •
  deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

  •
  pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in the second preceding paragraph; and

  •
  pay all transfer taxes or duties, if any, as described in the preceding paragraph.

        The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to you a certificate for the number of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) as soon as practicable on or after the conversion date.

Conversion Price Adjustments

        We will adjust the initial conversion price for certain events, including:

    (1)
    issuances of our common stock as a dividend or distribution on our common stock;

    (2)
    certain subdivisions, combinations or reclassifications of our common stock;

    (3)
    issuances to all or substantially all holders of our common stock of certain rights or warrants to purchase, for a period of up to 45 days, our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock;

    (4)
    distributions to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets (including securities, but excluding:

      •
      the rights and warrants referred to in paragraph (3) above;

      •
      any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the fifth succeeding paragraph;

      •
      any dividends or distributions paid exclusively in cash; or

      •
      common stock distributions referred to in paragraph (1) above);

    (5)
    dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up) in which event the initial conversion price will be reduced by dividing the initial conversion price by a fraction:

      •
      the numerator of which will be the current market price per share of our common stock; and

      •
      the denominator of which will be (a) the current market price per share of our common stock minus (b) the amount per share of such dividend or distribution; and

    (6)
    purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

        We will not make any adjustment if holders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights warrants or options to purchase our securities, applicable to one share of common stock, distributed to stockholders:

  •
  equals or exceeds the average closing price of the common stock over the ten consecutive trading day period ending on the record date for such distribution, or

  •
  such average closing price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion price, the holder of a note will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such notes immediately prior to the record date for determining the shareholders entitled to receive the distribution.

Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

        In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion price will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

        If we:

  •
  reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

  •
  consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, each outstanding note would, without the consent of any holders of notes, become convertible only into the consideration the holders of notes would have received if they had converted their notes immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

        If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "United States Federal Income Tax Consequences."

        We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

        The foregoing notwithstanding, we may not reduce the conversion price pursuant to the provisions described above to below $10.37; furthermore we may not reduce the conversion price, without seeking and obtaining the consent of the holders of our common stock, if such consent is required pursuant to the rules of The Nasdaq Stock Market or any exchange or market on which our common stock is then listed or traded. If we adjust the conversion price pursuant to the above provisions, we will issue a press release through Dow Jones & Company, Inc. containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

Optional Redemption by deCODE

        We may not redeem the notes in whole or in part at any time prior to April 20, 2009. The notes are not entitled to any sinking fund. At any time on or after April 20, 2009, we may redeem some or all of the notes on at least 20 but not more than 60 days notice at 100% of the principal amount.

        In addition, we will pay interest on the notes being redeemed, including those notes which are converted into our common stock after the date the notice of the redemption is mailed and prior to the third business day after the optional redemption date. This interest will include interest accrued and unpaid to, but excluding, the optional redemption date. In this instance, we will pay accrued and unpaid interest on the notes being redeemed to, but excluding, the optional redemption date to the same person to whom we will pay the principal of these notes.

Procedures for Partial Redemption

        If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders Upon a Change of Control

Repurchase Upon a Change of Control

        If a change of control occurs, holders may require us to repurchase all of their notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest to, but excluding, the repurchase date.

        A "change of control" will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

  •
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

  •
  the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

  •
  the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

  (1)
  any transaction:

    •
    that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

    •
    pursuant to which the holders of 50% of more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

    (2)
    any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

However, a change of control will be deemed not to have occurred if:

  •
  the closing sale price per share of our common stock for any five trading days within:

  •
  the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first or second bullet point above; or

  •
  the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the third bullet point above,

    equals or exceeds 110% of the conversion price of the notes in effect on each such trading day; or

  •
  90% or more of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) constituting a change of control consists of shares of common stock traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq National Market and, as a result of the transaction or transactions, the notes become convertible solely into such common stock (and any rights attached thereto).

        Beneficial ownership shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act (except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition). The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) under the Exchange Act.

        "Continuing directors" means, as of any date of determination, any member of the board of directors of deCODE who:

  •
  was a member of the board of directors on the date of this prospectus; or

  •
  was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of new director's nomination or election.

        The definition of "change of control" includes a phrase relating to the conveyance, transfer, sale, transfer, lease or disposition of "all or substantially all" of our properties and assets. There is no precise, established definition of the phrase "substantially all" under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity's income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a change of control may have occurred and, accordingly, as to whether or not the holders of notes will have the right to require us to repurchase their notes.

Repurchase Right Procedures

        Within 30 days after the occurrence of a change of control, we will be required to give notice to all holders of the occurrence of the change of control and of their resulting repurchase right. The repurchase date will be between 30 and 60 days after the date we give that notice. The notice will be delivered to the holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below.

        If holders have the right to cause us to repurchase their notes as described above, we will issue a press release through Dow Jones & Company, Inc. containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

        To elect to require us to repurchase notes, each holder must deliver the repurchase notice so that it is received by the paying agent no later than the close of business on the second business day immediately prior to the repurchase date, unless we specify a later date, and must state certain information, including:

  •
  the certificate numbers of the holders' notes to be delivered for repurchase;

  •
  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provision of the indenture.

        A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state certain information, including:

  •
  the principal amount of notes being withdrawn;

  •
  the certificate numbers of the notes being withdrawn; and

  •
  the principal amount, if any of the notes that remain subject to the repurchase notice.

        The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which requirements may apply if the repurchase right summarized above becomes available to holders of the notes. In connection with any offer to require us to repurchase notes as summarized above we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  file a Schedule TO or any other required schedule or form under the Exchange Act.

        Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

        If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.

        We may, to the extent permitted by applicable law and the agreements governing any of our other indebtedness at the time outstanding, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any notes so purchased by us shall be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any note surrendered to the trustee for cancellation may not be reissued or resold and will be canceled promptly.

Limitations on Repurchase Rights

        The repurchase rights described above may not necessarily protect holders of the notes if a highly leveraged or another transaction involving us occurs that may adversely affect holders.

        Our ability to repurchase notes upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of our existing or future indebtedness. Further, we cannot assure you that, in that event, we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under our other indebtedness that may be outstanding at that time. In addition, our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and other provisions in agreements that may govern our other indebtedness outstanding at the time.

        The change of control repurchase provision of the notes may, in certain circumstances, make more difficult or discourage a takeover of our company. The change of control repurchase feature, however, is not the result of our knowledge of any specific effort by others to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer solicitation or otherwise or by management to adopt a series of antitakeover provisions. Instead, the change of control purchase feature is a standard term contained in convertible securities similar to the notes.

Consolidation, Merger, Etc.

        The indenture provides that we may, without the consent of the holders of any of the notes, consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person as long as, among other things:

  •
  the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  that person assumes all of our obligations under the indenture and the notes; and

  •
  deCODE or such successor is not then or immediately thereafter in default under the indenture and no event which, after notice or lapse of time, would become an event of default under the indenture, shall have occurred and be continuing.

        The occurrence of certain of the foregoing transactions could also constitute a change of control under the indenture.

        The covenant described above includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our properties and assets. There is no precise, established definition of the phrase "substantially all" under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity's income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not the restrictions on the sale, lease or disposition of our assets described above apply to a particular transaction.

Events of Default

        Each of the following constitute an event of default under the indenture:

    (1)
    our failure to pay when due the principal of any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

    (2)
    our failure to pay an installment of interest (including additional amounts, if any) on any of the notes for 30 days after the date when due;

    (3)
    our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

    (4)
    a default under any indebtedness for money borrowed by us or any of our subsidiaries that is a "significant subsidiary" (as defined in Rule 405 of the Securities Act) the aggregate outstanding principal amount of which is in an amount in excess of $5.0 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding, which default:

      •
      is caused by a failure to pay principal or interest when due on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged; or

      •
      results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded, annulled or such indebtedness is discharged; and

    (5)
    certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary.

        The indenture provides that the trustee will, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

        If an event of default specified in clause (5) above occurs and is continuing with respect to us, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (5) above with respect to us (the default not having been cured or waived as provided under "—Modifications and Amendments" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding if all events of default (other than the nonpayment of amounts due solely as a result of such acceleration) have been cured or waived.

        The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

        We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modifications and Amendments

Changes Requiring Approval of Each Affected Holder

        Except as set forth below and under "—Changes Requiring No Approval," we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. However, the indenture, including the terms and conditions of the notes, may not be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

  •
  change the maturity of the principal of or the date any installment of interest (including any payment of additional amounts) is due on any note;

  •
  reduce the principal amount, repurchase price or redemption price of, or interest (including any payment of additional amounts) on, any note;

  •
  change the currency of payment of such note or interest thereon;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any note;

  •
  modify our obligations to maintain an office or agency in New York City;

  •
  except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase rights of holders or the conversion rights of holders of the notes;

  •
  modify the redemption provisions of the indenture in a manner adverse to the holders of notes; or

  •
  reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Changes Requiring No Approval

        The indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of any holders of notes, for the purposes of, among other things:

  •
  adding to our covenants for the benefit of the holders of notes;

  •
  surrendering any right or power conferred upon us;

  •
  providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

  •
  providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

  •
  reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of notes;

  •
  complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

  •
  curing any ambiguity or correcting or supplementing any defective provision contained in the indenture, provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect; or

  •
  adding or modifying any other provisions with respect to matters or questions arising under the indenture that we or the trustee may deem necessary or desirable and that will not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and the Transfer Agent

        The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. The Bank of New York is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

        We entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the notes. Pursuant to the agreement, we agreed, at our expense:

  •
  to file with the SEC the shelf registration statement of which this prospectus is a part covering resales by holders of the notes and the common stock issuable upon conversion of the notes;

  •
  use our commercially reasonable best efforts to keep the shelf registration statement effective until the earliest of:

  (1)
  two years after the last date of original issuance of any of the notes;

  (2)
  the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

  (3)
  the date when all of the notes and the common stock into which the notes are convertible are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

        To be named as a selling securityholder in this prospectus, a holder was required to complete and deliver a notice and questionnaire. Holders that did not complete and deliver a election form and questionnaire in a timely manner were not named as selling securityholders in this prospectus. Upon receipt of a completed notice and questionnaire after the date of this prospectus from a holder or holders who did not return the notice and questionnaire in a timely fashion, we will as promptly as reasonably practicable and in any event within 30 calendar days file any necessary amendments or supplements to the shelf registration statement to allow such holders to be named as selling securityholders.

        We will:

  •
  make available to each holder for whom the shelf registration statement was filed copies of this prospectus;

  •
  notify each such holder that the shelf registration statement has become effective; and

  •
  take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes.

        Each holder who sells securities pursuant to the shelf registration statement generally will be:

  •
  required to be named as a selling stockholder in the this prospectus;

  •
  required to deliver this prospectus to purchasers;

  •
  subject to certain of the civil liability provisions under the Securities Act in connection with the holder's sales; and

  •
  bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification rights and obligations).

        Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We may suspend the holder's use of the prospectus for a reasonable period not to exceed 60 days in any 90-day period, and not to exceed an aggregate of 120 days in any 360-day period, if:

  •
  the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

  •
  we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

        However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 60 days to 90 days. Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

        If, the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 60th or 90th day, as the case may be, or the suspension periods exceed an aggregate of 120 days in any 360 day period (each, a "registration default"), then additional amounts will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional amounts will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such additional amounts begin to accrue, and will accrue at a rate per year equal to:

  •
  an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

  •
  an additional 0.50% of the principal amount from and after the 91st day following such registration default.

        In no event will additional amounts accrue at a rate per year exceeding 0.50%.

        If you have converted your notes into common stock you will not be entitled to receive any additional amounts upon any registration default.

Rule 144A Information

        We will furnish to the holders, beneficial holders and prospective purchasers of the notes and the common stock into which the notes are convertible, upon their request, the information required by Rule 144A(d)(4) under the Securities Act until such time as these securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of deCODE.

Form, Denomination and Registration

Denomination and Registration

        The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes; Book-Entry Form

        Except as provided below, the notes are evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC's nominee.

        Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and procedures and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and procedures and will be settled in same-day funds.

        So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

  •
  will not be entitled to have certificates registered in their names;

  •
  will not receive or be entitled to receive physical delivery of certificates in definitive form; and

  •
  will not be considered holders of the global notes.

        The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global note to transfer the beneficial interest in the global note to such persons may be limited.

        We will wire, through the facilities of the trustee, payments of principal of and interest on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of deCODE, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

        It is DTC's current practice, upon receipt of any payment of principal of and interest on the global notes, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

        If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

        Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

        Neither deCODE nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global notes. None of deCODE, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

        According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 106,716,666 shares, of which 100,000,000 shares are common stock, $0.001 par value, and 6,716,666 shares are preferred stock. Our Board of Directors has the power and authority to designate all of the shares of preferred stock into classes or series.

        As of September 17, 2004, there were 54,528,466 shares of common stock issued and outstanding and held of record by 4,745 stockholders. In addition, as of September 17, 2004, there were outstanding options to purchase 4,718,721 shares of common stock and outstanding warrants to purchase 3,124,724 shares of common stock. As of September 17, 2004, there were no shares of preferred stock issued and outstanding.

        Holders of shares of common stock are entitled to one vote at all meetings of stockholders for each share held by them. The common stock has no preemptive rights or other rights to subscribe for additional shares, no conversion right and no right of redemption. Subject to the rights and preferences of the holders of any preferred stock, the holders of the common stock are entitled to receive such dividends as, when and if declared by the Board of Directors out of funds legally available therefor for that purpose. We have not paid dividends on the common stock. The payment of dividends, if any, in the future with respect to the common stock is within the discretion of the Board of Directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. At present, our Board of Directors does not intend to declare any dividend on the common stock in the foreseeable future.

        With respect to the 6,716,666 shares of preferred stock not currently designated as an existing series, our Board of Directors is authorized, except as otherwise limited by Delaware law, without further action by the stockholders:

    •
    to issue shares of preferred stock in one or more series;

    •
    to fix or alter the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of preferred stock;

    •
    to designate the number of shares constituting, and the designation of, any series of preferred stock; and

    •
    to increase or decrease the number of shares of a series subsequent to the issue of shares of that series, but not below the number of shares of that series then outstanding.

Delaware Law and Certain Charter Provisions

        We are subject to Section 203 of the Delaware General Corporation Law ("DGCL") which is an anti-takeover provision. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of a corporation's voting stock.

        Certain provisions in our certificate of incorporation and bylaws could also make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. For example, upon the closing of this offering our bylaws will provide that only the Board of Directors may call a special meeting of stockholders, and our certificate of incorporation will provide for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. Accordingly, stockholders may only elect a minority of our board at any annual meeting. This staggering of our directors' terms and the inability of stockholders to call special meetings of stockholders may have the effect of delaying or preventing changes in control or management of our company. In addition, our certificate of incorporation provides for the issuance of preferred stock. The use of preferred stock may have the effect of delaying, deferring or preventing a change in control and may also have an adverse impact on the ability of our stockholders to participate, if applicable, in a tender offer or exchange offer for the common stock, which would diminish the value of the common stock.

        The DGCL authorizes a corporation in its certificate of incorporation to limit the personal liability of its directors for violations of their fiduciary duty of care. Accordingly, our certificate of incorporation states that a director will not be personally liable to deCODE or to our stockholders for monetary damages resulting from any breach of fiduciary duty as a director, except for the breach of the director's duty of loyalty to us or our stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or a transaction from which the director derives an improper personal benefit. The DGCL also authorizes a corporation to indemnify its directors and officers, and our bylaws require that we indemnify each director and executive officer to the fullest extent allowable under the DGCL. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is The Bank of New York.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a general summary of certain anticipated U.S. federal income tax consequences relating to the ownership and disposition of the notes and the common stock into which notes may be converted. This summary is of a general nature only and does not consider all of the possible U.S. federal tax consequences of the ownership or disposition of the notes or the common stock into which notes may be converted, and is not intended to and does not exhaust all possible aspects of U.S. federal income taxation that may be relevant to a holder based on such holder's particular circumstances. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice as of the date of this prospectus. These authorities may change, possibly on a retroactive basis, or the Internal Revenue Service (the "IRS") might interpret the existing authorities differently. In either case, the tax consequences of owning or disposing of notes or common stock could differ from those described below. We have not obtained and do not intend to obtain a ruling from the IRS with respect to the tax consequences of the ownership or disposition of the notes or the common stock into which notes may be converted.

        This summary is general in nature and deals only with "U.S. Holders" (as defined below) who hold the notes or common stock into which the notes may be converted as "capital assets," within the meaning of Section 1221 of the Code. This summary does not address tax consequences applicable to U.S. Holders that may be subject to special tax rules, such as financial institutions, real estate investment trusts, regulated investment companies, grantor trusts, insurance companies, pension funds, tax-exempt organizations, persons who hold notes or common stock through a partnership or other pass through entity (including an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), brokers, dealers in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, persons holding notes or common stock as part of a position in a "straddle" or as part of a "hedging," "conversion," "integrated" or other risk reduction transaction for U.S. federal income tax purposes, persons liable for the alternative minimum tax, U.S. Holders that have a "functional currency" other than the United States dollar, or United States expatriates. If any entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of the notes or common stock into which the notes may be converted, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the notes or common stock into which the notes may be converted that is a partnership and the partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of the notes or common stock into which the notes may be converted, who is for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if such trust validly elects to be treated as a United States person for U.S. federal income tax purposes, or if (a) a court within the United States can exercise primary supervision over its administration and (b) one or more United States persons (as defined in Section 7701 (a)(30) of the Code) have the authority to control all of the substantial decisions of such trust.

        We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This discussion does not address the tax consequences applicable to beneficial owners of the notes or common stock into which the notes may be converted who are not U.S. Holders (which tax consequences may be materially different from those applicable to U.S. Holders), the effect of any applicable state, local or foreign tax laws, or the U.S. federal estate, gift or alternative minimum tax consequences, if any, to beneficial holders of the notes and common stock into which notes may be converted.

        Investors considering the purchase of notes should consult their tax advisors with respect to the application of the U.S. federal income and other tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Treatment of Convertible Notes as Debt

        We intend to treat the notes as indebtedness of deCODE for U.S. federal income tax purposes. By your acceptance of a note or a beneficial ownership interest in a note, you agree to treat the notes as indebtedness of deCODE for U.S. federal income tax purposes and not to take any action inconsistent with such treatment. No assurance can be given, however, that the IRS will not challenge treatment of the notes as indebtedness or that any such challenge, if made, would not be successful. If the IRS were to assert successfully that the notes should be treated as equity of deCODE for U.S. federal income tax purposes, the tax treatment of the notes would differ from the treatment discussed below and deCODE would not be entitled to deduct amounts payable with respect to the notes.

        The following discussion assumes that the notes will be treated as indebtedness of deCODE for U.S. federal income tax purposes.

Payment of Interest and Additional Amounts

        Interest.    U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting.

        Additional Amounts.    We entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the notes. Under the terms of the registration rights agreement, in the event of a "registration default," additional amounts will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Such additional amounts, if any, will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such additional amounts begin to accrue, and will accrue at a rate per year equal to: (a) an additional 0.25% of the principal amount to and including the 90th day following such registration default; and (b) an additional 0.50% of the principal amount from and after the 91st day following such registration default.

        We intend to take the position for U.S. federal income tax purposes that additional amounts, if any, should be taxable to you as additional ordinary income when received or accrued, in accordance with your method of tax accounting. This position is based in part on our determination that as of the date of issuance of the notes, the possibility that such additional amounts will have to be paid is a "remote" or "incidental" contingency within the meaning of applicable Treasury Regulations. However, the IRS may take a contrary position from that described above, which could affect the timing and character of your income with respect to such additional amounts.

        You should consult your tax advisor about the appropriate tax treatment of the possibility that additional amounts may become payable and the appropriate tax treatment if such additional amounts are paid to you.

Market Discount

        A U.S. Holder who purchases a note at a discount from its stated principal amount plus accrued interest will be subject to the market discount provisions of the Code. Subject to a de minimis exception, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition exceeds the U.S. Holder's adjusted tax basis in the note. If applicable, these provisions generally require a U.S. Holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of disposition, unless the U.S. Holder elects to include market discount in income currently as it accrues with a corresponding increase in adjusted tax basis in the note. If a U.S. Holder disposes of a note with market discount in certain otherwise non-taxable transactions, such holder may be required to include accrued market discount as ordinary income as if the holder had sold the note at its then fair market value.

        The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing ratably over the remaining term of the note at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. A U.S. Holder who acquires a note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction.

Amortizable Premium

        A U.S. Holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium (referred to as Section 171 premium) with a corresponding decrease in adjusted tax basis from the purchase date to the note's maturity date under a constant-yield method that reflects semiannual compounding based on the note's payment period. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. Under Treasury Regulations, the amount of amortizable bond premium that a U.S. Holder may deduct in any accrual period is limited to the amount by which the holder's total interest inclusions on the note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior actual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Exchange or Redemption of the Notes

        Except as discussed above with respect to market discount, a U.S. Holder generally will recognize capital gain or loss if the U.S. Holder disposes of a note in a sale or exchange, including a redemption of the note solely for cash. The U.S. Holder's gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the note. The U.S. Holder's adjusted tax basis in the note will generally equal the amount the U.S. Holder paid for the note, increased by any market discount previously included in income and decreased by any amortizable premium previously deducted against income. The amount realized by the U.S. Holder will include the amount of any cash, except that the portion of any proceeds attributable to accrued interest will not be taken into account in computing the U.S. Holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. Holder on a disposition of the note will be long-term capital gain or loss if the U.S. Holder held the note for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Constructive Dividends

        The conversion price of the notes is subject to adjustment under certain circumstances. Under Section 305 of the Code, adjustments to the conversion price that increase a holder's proportionate share of our assets or our earnings may in certain circumstances result in a constructive taxable dividend (to the extent of our current and accumulated earnings and profits, as further described under "—Dividends on Common Stock," below) to such holder, as determined under U.S. federal income tax principles.

        Generally, an increase in the conversion ratio pursuant to a bona-fide, reasonable adjustment formula which has the effect of preventing dilution in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend. Nevertheless, certain adjustments provided in the notes (including, without limitation, adjustments to the conversion price of the notes in connection with taxable dividends to our stockholders) will not qualify as being pursuant to a bona fide, reasonable adjustment formula. If such an adjustment is made, you will be deemed to have received a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits even though you have not received any cash or property as a result of the adjustment. Similarly, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to U.S. Holders of common stock.

Conversion of the Notes

        A U.S. Holder who converts a note into our common stock generally will not recognize any income, gain or loss. The U.S. Holder will recognize gain or loss, however, with respect to cash received in lieu of a fractional share, and the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest (as described above). A U.S. Holder's tax basis in the common stock received on conversion of a note (including any fractional share for which cash is paid but excluding stock received with respect to accrued interest) will be the same as such U.S. Holder's adjusted tax basis in the note at the time of conversion. The holding period for the common stock received on conversion will generally include the holding period of the note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of conversion.

        Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. Holder's adjusted tax basis in the fractional share).

Dividends on Common Stock

        If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to U.S. Holders as dividend income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the U.S. Holder's stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it generally would be able to claim a deduction equal to a portion of any dividends received, subject to customary conditions and limitations. Under recently enacted legislation, dividends received by noncorporate holders may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. Holders should consult their own tax advisors regarding the implications of this new legislation in their particular circumstances.

Sale of Common Stock

        Upon the sale or exchange of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such U.S. Holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term if the U.S. Holder's holding period is more than one year and will be short-term if the holding period is equal to or less than one year. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

        A U.S. Holder of notes or common stock may be subject to "backup withholding" with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the notes and certain other consideration received upon the call, exchange, redemption or conversion of a note. These backup withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. A U.S. Holder who does not provide us with its correct TIN may also be subject to penalties imposed by the IRS.

        Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability. Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established. We will report to U.S. Holders of notes and common stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

LEGAL MATTERS

        Stevens & Lee, P.C., Princeton, New Jersey will pass upon the validity of the notes and the shares of common stock issuable upon conversion of the notes being offered under this prospectus.

EXPERTS

        The financial statements as of December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report (which contains an explanatory paragraph with regard to deCODE changing its milestone revenue recognition on January 1, 2002) of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements for the year ended December 31, 2001 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 1, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers hf, Independent Registered Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a shelf registration statement on Form S-3, which we filed with the Securities and Exchange Commission ("SEC") under the Securities Act. It omits some of the information set forth in the registration statement. You can find additional information about us in the shelf registration statement. Copies of the shelf registration statement are on file at the offices of the SEC. You may obtain them by paying the prescribed fee or you may examine them without charge at the SEC's public reference facilities described below.

        We are subject to the informational requirements of the Exchange Act and as required by the Exchange Act, we file reports, proxy statements and other information with the SEC. You may inspect these reports, proxy statements and other information without charge and copy them at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The information we file with the SEC is also available through the SEC's web site (http://www.sec.gov) and our web site (http://www.decode.com).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, which we have filed with the SEC, are incorporated herein by reference:

          (a)   Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 15, 2004.

          (b)   Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2004, filed on May 10, 2004, and the quarter ended June 30, 2004, filed on August 6, 2004.

          (c)   Our Current Reports on Form 8-K, filed February 18, 2004, May 5, 2004, June 29, 2004, August 3, 2004, August 26, 2004 and September 10, 2004.

          (d)   The description of our capital stock incorporated by reference into our Form 8-A filed on June 26, 2000 pursuant to Section 12(g) of the Exchange Act; and

          (e)   The description of our capital stock contained in the prospectus filed on July 18, 2000 pursuant to Rule 424(b) of the Securities Act.

        All documents which we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in this prospectus or in a document incorporated by reference or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to a Current Report on Form 8-K.

        This prospectus incorporates documents by reference which are not presented herein or delivered herewith. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this prospectus and deemed to be a part of this prospectus, other than exhibits to the documents unless such exhibits are specifically incorporated by reference in the documents. These documents are available upon request from Edward Farmer at deCODE, Sturlugata 8, Reykjavik, Iceland. Our telephone number is +011-354-570-1900 and our website is located at www.decode.com. Information on our website is not incorporated by reference into this prospectus.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth an itemized estimate (other than the SEC registration fee which is the actual, not estimated, fee) of fees and expenses payable by the registrant in connection with the offering described in this registration statement. No portion of these fees will be borne by the selling securityholders.

SEC registration fee	$19,005
Printing, shipping & engraving expenses	5,000
Legal fees and expenses	40,000
Accounting fees and expenses	15,000
Trustee fees and expenses	7,500
Miscellaneous expenses	5,495
Total	$92,000

Item 15. Indemnification of Directors and Officers.

        Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") enables a corporation in its certificate of incorporation to limit the personal liability of its directors for violations of their fiduciary duty of care. Accordingly, Section 4.7 of our certificate of incorporation states that a director will not be personally liable to us or to our stockholders for monetary damages resulting from any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended, then the liability of a director will be eliminated or limited to the fullest extent permitted by the amended DGCL.

        Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of that action or suit if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. No indemnification will be made, however, in respect to any claim, issue or matter as to which that person is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which that action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, that person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or such other court deems proper.

        Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, that person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person; that the indemnification provided by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. The determination of whether indemnification is proper under the circumstances, unless made by a court, is determined by (a) a majority of the disinterested members of the Board of Directors or board committee; (b) independent legal counsel (if a quorum of the disinterested members of the Board of Directors or board committee is not available or if the disinterested members of the Board of Directors or a board committee so direct); or (c) the stockholders.

        Section 145 also empowers us to purchase and maintain insurance on behalf of our directors or officers against any liability asserted against them or incurred by them in any such capacity or arising out of their status as our directors or officers whether or not we would have the power to indemnify them against the liabilities under Section 145. We currently carry liability insurance for the benefit of our past, present and future directors and officers that provides coverage for any damages (including punitive or exemplary damages, where insurable under applicable law), settlements, judgments and reasonable and necessary legal fees and expenses incurred by any of the officers or directors resulting from any judicial or administrative proceeding (including arbitration or alternative dispute resolution proceeding) or any written demand or notice describing circumstances likely to give rise to a judicial or administrative proceeding initiated during the policy period against any of the officers or directors in which they may be subjected to a binding adjudication of liability for damages or other relief, including any appeal therefrom, for any actual or alleged error, omission, misstatement, misleading statement, breach of duty, violation of securities laws or regulations by any officer or director, or in connection with the purchase or sale, or offer to purchase or sell, securities issued by the corporation, while acting in his capacity as or by reason of his status as a director or officer of the corporation (or any subsidiary of the corporation) or in his capacity as a director or officer of a corporation exempt from taxation under 501(c)(3) of the Internal Revenue Code (or any subsidiary of such corporation) during such time that such service is part of the regularly assigned duties of the officer or director with the corporation. Our liability insurance further provides for any reasonable investigative costs, including fees of attorneys and experts, incurred by the corporation or its board of directors in the investigation or evaluation of any shareholder derivative demand to bring a civil proceeding against an officer or director. Among other exclusions, our current policy specifically excludes coverage for any claim: brought about or contributed to in fact by any intentional dishonest or fraudulent act or omission or any willful violation of any statute, rule or law by any officer or director; based upon actual or alleged exposure to pollution or contamination; for actual or alleged violations of the Employee Retirement Income Security Act of 1974; by, on behalf of, or at the direction of, the corporation or other officers or directors; brought about or contributed to in fact by the gaining by any officer or director of any profit, remuneration or advantage to which such officer or director is not legally entitled; by any willful violation of any statute, rule or law; seeking relief or redress in any form other than money damages; for actual or alleged bodily injury, sickness, disease, death, mental anguish, emotional distress, damage to or destruction of tangible property, nuclear reaction, nuclear radiation, radioactive contamination or radioactive substance.

        Section 42 of our bylaws requires that we indemnify each director and executive officer to the fullest extent allowable under the DGCL, and empowers us to indemnify our other officers, employees and other agents. Section 42 further provides, however, that we may limit the extent of our indemnification by individual contracts with our directors and executive officers, and further, that we will not be required to indemnify any director or executive officer in connection with any proceeding (or part of a proceeding) initiated by that person or any proceeding by that person against us or our directors, officers, employees or other agents unless (a) indemnification is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors or (c) indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the DGCL. This provision is a contract with each director and executive officer who serves in that capacity at any time while the provision and the relevant provisions of the DGCL are in effect.

        Any repeal or modification of Section 42 of our bylaws will only be prospective, and will not affect any rights in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any of our agents. Further, the rights conferred on any person by Section 42 will continue as to a person who has ceased to be a director, officer, employee or other agent and will inure to the benefit of the heirs, executors and administrators of such person.

        We have, in addition, entered into an indemnity agreement with one of our directors, Sir John Vane. The agreement requires us, subject to certain exceptions, to hold harmless and indemnify Sir John to the fullest extent authorized or permitted by the provisions of our bylaws and the DGCL, as each may be amended from time to time (but, only to the extent that an amendment permits us to provide broader indemnification rights than our bylaws or the DGCL permitted prior to adoption of that amendment). Subject to certain exclusions, we further agreed to hold harmless and indemnify Sir John against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that he becomes legally obligated to pay because of any claim or claims made against or by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative (including an action by or in the right of us) to which he is, was, or at any time becomes, a party, or is threatened to be made a party, by reason of the fact that he is, was, or at any time becomes, our director, officer, employee or other agent, or is or was serving, or at any time serves, at our request, as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and otherwise to the fullest extent as may be provided to him by us under our bylaws and the DGCL.

        Our agreement with, and obligations to, Sir John under his indemnity agreement will continue during the period that he serves as our director, officer, employee or other agent (or is or was serving at our request as a director, officer, employee or other agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise) and will continue thereafter so long as he will be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that the director was serving in the capacity referred to herein.

Item 16. Exhibits.

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation, as further amended (Incorporated by reference to Exhibit 3.1 and Exhibit 3.3 to the Company's Registration Statement on Form S-1 (Registration No. 333-31984) which became effective on July 17, 2000).
3.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation dated August 30, 2002 (Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q filed on November 14, 2002).
3.3	Bylaws, as amended (Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Registration No. 333-31984) which became effective on July 17, 2000).
4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-31984) which became effective on July 17, 2000).
4.2*	Indenture dated as of April 14, 2004 between deCODE genetics, Inc. and The Bank of New York (including form of 3.5% Senior Convertible Note due 2011).
4.3
Resale Registration Rights Agreement dated as of April 14, 2004 between deCODE genetics, Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc., as representatives of the Initial Purchasers (Incorporated by reference to Exhibit 4.9 to the Company's Quarterly Report on Form 10-Q filed on May 10, 2004).
5.1*	Opinion of Stevens & Lee, P.C.
12.1	Statement re Computation of Ratios of Earnings to Fixed Charges
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of PricewaterhouseCoopers hf, Independent Registered Public Accounting Firm.
23.3*	Consent of Stevens & Lee, P.C. (contained in the opinion filed as Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on the Signature Page).
25.1*	Statement of Eligibility of Trustee on Form T-1.

Note: Unless otherwise indicated, the SEC file number of each of the above referenced documents is 000-30469.

*
Previously filed

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by section 10(a)(3) of the Securities Act.

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2)   That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reykjavik, Iceland, on this 23rd day of September, 2004.

deCODE genetics, Inc.
By:	/s/ KARI STEFANSSON Kari Stefansson, Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ KARI STEFANSSON Kari Stefansson	Chairman, President, Chief Executive Officer and Director (principal executive officer)	September 23, 2004
/s/ LANCE THIBAULT Lance Thibault	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	September 23, 2004
* Göran Ando	Director	September 23, 2004
* J. Neal Armstrong	Director	September 23, 2004
* James Beery	Director	September 23, 2004
* Jean-Francois Formela	Director	September 23, 2004
* Terrance McGuire	Director	September 23, 2004
* Sir John Vane	Director	September 23, 2004
*
By his signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Amendment No. 2 to Registration Statement on behalf of the persons indicated.
By:	/s/ KARI STEFANSSON Kari Stefansson, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation, as further amended (Incorporated by reference to Exhibit 3.1 and Exhibit 3.3 to the Company's Registration Statement on Form S-1 (Registration No. 333-31984) which became effective on July 17, 2000).
3.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation dated August 30, 2002 (Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q filed on November 14, 2002).
3.3	Bylaws, as amended (Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Registration No. 333-31984) which became effective on July 17, 2000).
4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-31984) which became effective on July 17, 2000).
4.2*	Indenture dated as of April 14, 2004 between deCODE genetics, Inc. and The Bank of New York (including form of 3.5% Senior Convertible Note due 2011).
4.3
Registration Rights Agreement dated as of April 14, 2004 between deCODE genetics, Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc., as representatives of the Initial Purchasers (Incorporated by reference to Exhibit 4.9 to the Company's Quarterly Report on form 10-Q filed on May 10, 2004).
5.1*	Opinion of Stevens & Lee, P.C.
12.1	Statement re Computation of Ratios of Earnings to Fixed Charges
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of PricewaterhouseCoopers hf, Independent Registered Public Accounting Firm.
23.3*	Consent of Stevens & Lee, P.C. (contained in the opinion filed as Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on the Signature Page).
25.1*	Statement of Eligibility of Trustee on Form T-1.

Note: Unless otherwise indicated, the SEC file number of each of the above referenced documents is 000-30469.

*
Previously filed